INFORMATION STATEMENT PURSUANT TO SECTION 14 (C)
OF THE SECURITIES EXCHANGE ACT OF 1934

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[ ]	Definitive Information Statement

GENESIS REALTY GROUP, INC.
(Name of Registrant As Specified In Charter)
______________________________

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GENESIS REALTY GROUP, INC.
52 Vanderbilt Avenue, Suite 1503
New York, NY

Dear Shareholders:

We are writing to advise you that we intend to:

(1)	Undertake a 1 for 20 reverse stock split of our issued and outstanding common shares;

(2)
Amend our Articles of Incorporation to increase the maximum number of shares of stock that the Company shall be authorized to have outstanding at any time to Five Hundred Million (500,000,000) shares of common stock at par value of $.0001 with no preemptive rights (“Common Stock”);

(3)
Amend our Articles of Incorporation to authorize Fifty Million (50,000,000) shares of blank check preferred stock, par value of $.0001 per share, the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions of which may be established from time to time by the Board of Directors of the Company without approval of the stockholders and which may be issued in one or more series (“Blank Check Preferred Stock”); and

(4)	Amend our Articles of Incorporation to change our corporate name to be “Genesis Group Holdings, Inc.”

These actions were approved on August 4, 2008, by our Board of Directors and shareholders who hold a majority of our issued and outstanding voting securities.  We anticipate an effective date of September 1, 2008, or as soon thereafter as practicable in accordance applicable law, including the Delaware General Corporation Law (“DGCL”).

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you. The accompanying information statement is furnished only to inform our shareholders of the actions described above before they take place in accordance with DGCL and Rule 14c of the Securities Exchange Act of 1934, as amended. This Information Statement is first mailed to you on or about August 14, 2008.

Please feel free to call us at (212) 406-4954 should you have any questions on the enclosed Information Statement.

Date: August 4, 2008	For the Board of Directors of GENESIS REALTY GROUP, INC.

	By:	/s/ Jeffrey Glick
Jeffrey Glick
Chief Executive Officer and Chief Financial Officer

THIS INFORMATION STATEMENT IS BEING PROVIDED TO
YOU BY THE BOARD OF DIRECTORS OF THE COMPANY

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY

GENESIS REALTY GROUP, INC.
52 Vanderbilt Avenue, Suite 1503
New York, NY

INFORMATION STATEMENT
(Preliminary)

August 4, 2008

GENERAL INFORMATION

                   This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders (the “Stockholders”) of the common stock, par value $.0001 per share (the “Common Stock”), of Genesis Realty Group, Inc., a Delaware Corporation (the “Company”), to notify such Stockholders that on or about August 4, 2008, the Company received written consents in lieu of a meeting of Stockholders from holders of 17,078,661 shares representing approximately 79.13% of the 21,580,393 shares of the total issued and outstanding shares of voting stock of the Company (the “Majority Stockholders”) (1) to effect a 1-for-20 reverse stock split (pro-rata reduction of outstanding shares) of our issued and outstanding shares of Common Stock and to issue additional shares in respect of fractional shares held following such reverse stock split (collectively, the “Reverse Stock Split”).  The Reverse Stock Split will not affect the par value per share of the Common Stock; (2) to amend the articles of incorporation of the Company (the “Articles”) to increase (the “Authorized Common Stock Increase”) the maximum number of shares of stock that the Company shall be authorized to have outstanding at any time to Five Hundred Million (500,000,000) shares of Common Stock  with no preemptive rights, (3) to amend the Articles to authorize Fifty Million (50,000,000) shares of “blank check” preferred stock, par value of $.0001, the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions of which may be established from time to time by the Board of Directors of the Company (the “Board”) without approval of the stockholders and which may be issued in one or more series (the “Blank Check Preferred Stock”); and (4) amend the Articles to change its corporate name to be “Genesis Group Holdings, Inc.” (the “Name Change”).  Accordingly, your consent is not required and is not being solicited in connection with the approval. The Reverse Stock Split, the Authorized Common Stock Increase, the created of the Blank Check Preferred Stock, and the Name Change are hereinafter referred to collectively as the “Current Actions”.

On August 4, 2008, the Board approved the Current Actions, subject to Stockholder approval.

    The Current Actions will become effective 20 days following the mailing to the Stockholders of this Definitive Information Statement, or as soon thereafter as is practicable.

        WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board believes that Current Actions are in the best interest of the Company and the Stockholders as (1) the Reverse Stock Split will rationalize the capital structure of the Company by decreasing the number of outstanding shares, increasing the corresponding value per share, and making the capital structure more appealing to potential investors, (2) the Authorized Common Stock Increase will afford the Company greater flexibility in seeking capital and potential acquisition targets, (3) the creation of the Blank Check Preferred Stock will afford the Company greater flexibility in seeking capital and potential acquisition targets, and (4) the Name Change will more accurately reflect the business of the Company, as the Company is seeking more diverse business opportunities than real estate investment.  No assurance can be given that any of the foregoing will ultimately be proven to be correct.

The Board approved the Current Actions on August 4, 2008 and the Majority Stockholders approved the Current Actions on August 4, 2008.

ACTIONS TO BE TAKEN

This Information Statement contains a brief summary of the material aspects of the actions approved by the Board and the Majority Stockholders.

REVERSE STOCK SPLIT

General

The Board approved a resolution to effect a one-for-twenty reverse stock split.  Pursuant to the Reverse Stock Split, each 20 shares of our Common Stock will be converted automatically into one share of Common Stock.  To avoid the issuance of fractional shares of Common Stock, the Company will issue an additional share to all holders of fractional shares.  The Company anticipates that the effective date of the reverse stock split will be September 4, 2008.

PLEASE NOTE THAT THE REVERSE STOCK SPLIT WILL NOT CHANGE YOUR PROPORTIONATE EQUITY INTERESTS IN THE COMPANY, EXCEPT AS MAY RESULT FROM THE ISSUANCE OR CANCELLATION OF SHARES PURSUANT TO THE FRACTIONAL SHARES.

Purpose And Material Effects Of The Reverse Stock Split

The Board of Directors believe that, among other reasons, the number of outstanding shares of our Common Stock have contributed to a lack of investor interest in the Company and has made it difficult to attract new investors and potential business candidates.  The Board of Directors has proposed the Reverse Stock Split as one method to attract business opportunities in the Company.

When a company engages in a reverse stock split, it substitutes one share of stock for a predetermined amount of shares of stock. It does not increase the market capitalization of the company. An example of a reverse split is the following:

A company has 10,000,000 shares of common stock outstanding. Assume the market price is $.01 per share. Assume that the company declares a 1 for 5 reverse stock split. After the reverse split, that company will have 1/5 as many shares outstanding, or 2,000,000 shares outstanding. The stock will have a market price of $0.05. If an individual investor owned 10,000 shares of that company before the split at $.01 per share, he will own 2,000 shares at $.05 after the split. In either case, his stock will be worth $100. He is no better off before or after. Except that such company hopes that the higher stock price will make that company appear more positively to the investment community and thus the company will be a more attractive merger target for potential business. There is no assurance that that company's stock will rise in price after a reverse split or that a suitable merger candidate will emerge.

We believe that the Reverse Stock Split may improve the price level of our Common Stock and that the higher share price could help generate interest in the Company among investors and other business opportunities. However, the effect of the Reverse Stock Split upon the market price for our Common Stock cannot be predicted, and the history of similar stock split combinations for companies in like circumstances is varied. There can be no assurance that the market price per share of our Common Stock after the Reverse Stock Split will rise in proportion to the reduction in the number of shares of Common Stock outstanding resulting from the Reverse Stock Split. The market price of our Common Stock may also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding.

The Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in the Company or proportionate voting power, except to the extent that the Reverse Stock Split results in any of our stockholders owning a fractional share. All stockholders holding a fractional share shall be issued such additional fractional share as shall increase their holdings to the next whole number of shares. The principal effect of the Reverse Stock Split will be that the number of shares of Common Stock issued and outstanding will be reduced from 21,580,393 shares as of August 4, 2008 to approximately 1,079,020 shares (depending on the number of fractional shares that are issued or cancelled). The par value of Common Stock will not be affected.  The following chart depicts the capitalization structure of the Company, both, pre- and post- Reverse Stock Split (the post-split issued shares may differ slightly based on the number of fractional shares):

Pre-Reverse Stock Split
Authorized Shares	Issued Shares	Authorized but Unissued
100,000,000	21,580,393	78,419,607

Post-Reverse Stock Split
Authorized Shares	Issued Shares	Authorized but Unissued (Giving Effect to the
500,000,000	1,079,020	Authorized Common Stock Increase) 498,920,980

The Reverse Stock Split will not affect the par value of our Common Stock. As a result, on the effective date of the Reverse Stock Split, the stated capital on our balance sheet attributable to our Common Stock will be reduced to less than the present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our Common Stock will be increased because there will be fewer shares of our Common Stock outstanding.

The Reverse Stock Split will not change the proportionate equity interests of our stockholders, nor will the respective voting rights and other rights of stockholders be altered, except for possible immaterial changes as a result of the “rounding up” of fractional shares. The Common Stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable. The Reverse Stock Split is not intended as, and will not have the effect of, a "going private transaction" covered by Rule 13e-3 under the Securities Exchange Act of 1934. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

Stockholders should recognize that they will own a fewer number of shares than they presently own (a number equal to the number of shares owned immediately prior to the filing of the certificate of amendment divided by twenty, subject to rounding). While we expect that the Reverse Stock Split will result in an increase in the potential market price of our Common Stock, there can be no assurance that the reverse split will increase the potential market price of our Common Stock by a multiple equal to the exchange number or result in the permanent increase in any potential market price (which is dependent upon many factors, including our performance and prospects). Also, should the market price of our Common Stock decline, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would pertain in the absence of a reverse split. Furthermore, the possibility exists that potential liquidity in the market price of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split. In addition, the Reverse Stock Split will increase the number of stockholders of the Company who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, there can be no assurance that the Reverse Stock Split will achieve the desired results that have been outlined above.

Anti-Takeover Effects of the Reverse Stock Split

THE OVERALL EFFECT OF THE REVERSE STOCK SPLIT MAY BE TO RENDER MORE DIFFICULT THE ACCOMPLISHMENT OF MERGERS OR THE ASSUMPTION OF CONTROL BY A PRINCIPAL STOCKHOLDER, AND THUS INCREASE THE DIFFICULTY OF REMOVING MANAGEMENT.

The effective increase in our unissued shares (even without giving effect to the Authorized Common Stock Increase) could potentially be used by management to thwart a take-over attempt.  The over-all effects of this proposal might be to render it more difficult or discourage a merger, tender offer or proxy contest, or the assumption of control by a holder of a large block of the Company’s securities and the removal of incumbent management.  The proposal could make the accomplishment of a merger or similar transaction more difficult, even if, it is beneficial to shareholders.  Management might use the additional shares to resist or frustrate a third-party transaction, favored by a majority of the independent Stockholders, that would provide an above market premium, by issuing additional shares to frustrate the take-over effort.

This proposal is not the result of management’s knowledge of an effort to accumulate the issuer’s securities or to obtain control of the issuer by means of a merger, tender offer, solicitation or otherwise.

Neither the Articles nor the by-laws of the Company presently contain any provisions having anti-takeover effects and this proposal is not a plan by management to adopt a series of amendments to the Articles or the by-laws of the Company to institute an anti-takeover provision.  The Company does not have any plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences.

As discussed above, the Reverse Stock Split was the subject of a unanimous vote by the Board of Directors approving the Reverse Stock Split.  There are no rules or practices on any stock exchange that permit such exchange to reserve the right to refuse to list or to de-list any stock which completes a reverse stock split.

Plans, Proposals Or Arrangements To Issue Newly Available Shares Of Common Stock

The main purpose of completing this Reverse Stock Split is to increase the amount of shares available in order to have the ability to issue shares and attract investors for a future transaction.  After the Reverse Stock Split is effective, the Company intends to issue newly available shares to investors as consideration for a reverse merger transaction between the Company and the potential investors.

Procedure For Exchange Of Stock Certificates

The Company anticipates that the Reverse Stock Split will become effective on September 4, 2008, or as soon thereafter as is practicable, which we will refer to as the "effective date." Beginning on the effective date, each certificate representing pre-reverse split shares will be deemed for all corporate purposes to evidence ownership of post-reverse split shares.

Our transfer agent, Corporate Stock Transfer & Trust Co., will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the ”exchange agent”. Holders of pre-reverse split shares are asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures set forth in the letter of transmittal enclosed with this Information Statement. No new certificates will be issued to a stockholder until that stockholder has surrendered the stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal.

Our stockholders are not entitled to appraisal rights under the Delaware General Corporation Law in connection with the reverse stock split.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES WITHOUT THE LETTER OF TRANSMITTAL.

Fractional Shares

We will not issue fractional certificates for post-reverse split shares in connection with the reverse split. Instead, any fractional share shall be rounded up to the next whole number of shares.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES WITHOUT THE LETTER OF TRANSMITTAL.

Summary Of Reverse Stock Split

Below is a brief summary of the Reverse Stock Split:

o
The issued and outstanding Common Stock shall be reduced on the basis of one post-split share of the Common Stock for every twenty pre-split shares of the Common Stock outstanding. The consolidation shall not affect any rights, privileges or obligations with respect to the shares of the Common Stock existing prior to the consolidation.

o	Stockholders of record of the Common Stock as of August 4, 2008 shall have their total shares reduced on the basis of one post-split share of Common Stock for every 20 pre-split shares outstanding.

o
As a result of the reduction of the Common Stock, the pre-split total of issued and outstanding shares of 21,580,393 shall be consolidated to a total of approximately 1,079,020 issued and outstanding shares (depending on the number of fractional shares).

o
Following the Authorized Common Stock Increase and the creation of the Blank Check Preferred Stock, , the Company's authorized number of common stock shall be at 500,000,000 shares of the Common Stock and 50,000,000 shares of Blank Check Preferred Stock.

o	The par value of the Company's common stock will not change.

This action has been approved by the Board and the written consents of the Majority Stockholders.

AMENDMENTS OF ARTICLES OF INCORPORATION

AUTHORIZED COMMON STOCK INCREASEAND CREATION OF BLANK CHECK PREFERRED STOCK

On August 4, 2008, the Board unanimously approved an amendment to our Articles to increase the number of shares of Common Stock which the Company is authorized to issue to 500,000,000 shares of Common Stock, $0.001 par value per share, and to create a new class of stock entitled “blank check preferred stock” (together, the “Capitalization Amendments”). The Capitalization Amendments create provisions in our Articles of Incorporation, which allows the the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions of each series of preferred stock to be established from time to time by the Board without approval of the stockholders. No dividend, voting, conversion, liquidation or redemptions rights as well as redemption or sinking fund provisions are yet established with respect to our blank check preferred stock.

The Board believes that the Authorized Common Stock Increase will afford the Company greater flexibility in seeking capital and potential acquisition targets.  The Board has no immediate plans, understandings, agreement or commitments to issue shares of Common Stock for any purposes.

           The Board believes that the availability of authorized but unissued shares of Blank Check Preferred Stock will provide us with the flexibility to issue such securities for a variety of corporate purposes, such as, to make acquisitions through the use of stock, to raise equity capital or to reserve additional shares for issuance under such plans and under plans of acquired companies.  The Board believes that the creation of blank check preferred stock would facilitate our ability to accomplish these businesses and financial objectives in the future without the necessity of delaying such activities  for  further  shareholder approval, except as may be required  in particular cases by our Articles of  Incorporation, applicable law or the rules of any stock exchange or national securities association trading system on which the our securities may then be listed.  The Board has no immediate plans, understandings, agreement or commitments to issue Blank Check Preferred Stock for any purposes.

           Under our Articles, our shareholders do not have preemptive rights with respect to issuances of Common Stock.  Thus, should the Board elect to issue additional shares of Common Stock, existing Stockholders would not have any preferential rights to purchase such shares. If the Board elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on the earnings per share, book value per share, voting power and stockholdings of current Stockholders.

NAME CHANGE

The Board has determined that it would be in the best interests of the Company to change our corporate name from Genesis Realty Group, Inc. to Genesis Group Holdings, Inc. On August 4, 2008, the Board and the Majority Stockholders approved a resolution authorizing the Company to amend the Articles of Incorporation to change the Company’s corporate name to Genesis Group Holdings, Inc.

This name change will be effective 20 days following the mailing to stockholders of the notice provided by the Definitive Information Statement, or as soon thereafter as is practicable.  The Amended Certificate of Incorporation, giving effect to the Current Actions, is attached as Exhibit A.

ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the “1934 Act Filings”) with the Securities and Exchange Commission (the “Commission”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

The following documents as filed with the Commission by the Company are incorporated herein by reference:

1.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2008; September 30, 2007 and June 30, 2007.
2.	Annually Report on Form 10-KSB for the period ended December 31, 2007.

OUTSTANDING VOTING SECURITIES

                   As of the date of the Consent by the Majority Stockholders, August 4, 2008, the Company had 21,580,393 shares of Common Stock issued and outstanding, and there were no shares of Preferred Stock issued and outstanding. Each share of outstanding Common Stock is entitled to one vote on matters submitted for Stockholder approval.

    On August 4, 2008, the holders of 17,078,661 shares (or approximately 79.1% of the 21,580,393 shares of Common Stock then outstanding) executed and delivered to the Company a written consent approving the Current Actions. As the Current Actions were approved by the Majority Stockholders, no proxies are being solicited with this Information Statement.

                  The DCGL provides in substance that unless the Company’s Articles provides otherwise, Stockholders may take action without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the Stockholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following information table sets forth certain information regarding the Common Stock owned on August 4, 2008 by (i) each person who is known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) each director and officer, and (iii) all officers and directors as a group:

Names and Address of Directors, Officers and 5% Stockholders (1)	Shares Owned Number	Percent

Glick Global Development, LLC. 225 Broadway, Suite 910 New York, New York 10007	17,078,661	79.13%

Darren Glick (2) President and Director	4,269,665	19.78%

Lillian Glick (3)	17,078,661	79.13%

Deborah Glick (4)	4,269,665	19.78%

All Directors and Officers as a Group	5,257,865	24.36%

(1)	The persons named in this table have sole voting and investment power with respect to all shares of common stock reflected as beneficially owned by each.

(2)	Darren Glick beneficially owns 4,269,665 shares as a twenty-five (25%) shareholder of Glick Global Development, LLC.

(3)	Lillian Glick beneficially owns 17,078,661 shares as a principal shareholder of Glick Global Development, LLC.

(4)	Deborah Glick beneficially owns 4,269,665 shares as a twenty-five (25%) shareholder of Glick Global Development, LLC.

DISSENTER’S RIGHTS OF APPRAISAL

                   The Stockholders have no right under the DGCL, the Articles consistent with above or by-laws to dissent from any of the provisions adopted in the Amendments.

EFFECTIVE DATE OF CURRENT ACTIONS

                   Pursuant to Rule 14c-2 under the Exchange Act, the Current Actions shall not be effective until a date at least twenty (20) days after the date on which the Definitive Information Statement has been mailed to the Stockholders. The Company anticipates that the actions contemplated hereby will be effected on or about the close of business on September 4, 2008.

MISCELLANEOUS MATTERS

The entire cost of furnishing this Information Statement will be borne by the Company. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith. The Board of Directors has fixed the close of business on August 4, 2008, as the record date (the “Record Date”) for the determination of Stockholders who are entitled to receive this Information Statement.

You are being provided with this Information Statement pursuant to Section 14C of the Exchange Act and Regulation 14C and Schedule 14C thereunder, and, in accordance therewith, the Name Change and Reverse Stock Split will not be filed with the Secretary of State of the State of Delaware or become effective until at least 20 calendar days after the mailing of this Information Statement.

This Information Statement is being mailed on or about August 14, 2008 to all Stockholders of record as of the Record Date.

Date: August 4, 2008 By Order of the Board of Directors GENESIS REALTY GROUP, INC. /s/ Jeffrey Glick Jeffrey Glick Chief Executive Officer and Chief Financial Officer